EXHIBIT 99.1

David Reed	Phil Bourdillon/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES $73 MILLION XSAPI BODY ARMOR ORDER

Costa Mesa, Calif.—October 9, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received a delivery order for $73 million for XSAPI body armor plates. This order is the first production delivery order against the $2.37 billion ID/IQ (Indefinite Delivery/Indefinite Quantity) contract announced on October 6, 2008. This production order is scheduled to be completed within the next twelve months. Delivery commencement is subject to approval of the First Article Testing (FAT) order which was placed simultaneously with the large ID/IQ contract.

David P. Reed, Ceradyne President North American Operations, commented: “We are pleased to have received this initial volume production delivery order against the large five year procurement ID/IQ contract announced earlier this week. We believe that this will be the first of a series of volume production delivery orders to be issued against the ID/IQ five-year contract.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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